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                                                                  Exhibit (a)(9)

                                                      ATRION CORPORATION
                                                      ONE ALLENTOWN PARKWAY
                                                      ALLEN, TX  75002

ATRION

NEWS RELEASE

                    ATRION CORPORATION ANNOUNCES PRELIMINARY
                             RESULTS OF TENDER OFFER


ALLEN, Texas (April 15, 2003) - Atrion Corporation (Nasdaq/NM-ATRI) announced today the preliminary results of its tender offer that expired at 12:00 Midnight, New York City time on Monday, April 14, 2003. On March 18, 2003, Atrion commenced its tender offer to purchase up to 350,000 shares of its Common Stock at a price of $23.00 per share. Based on a preliminary count by the depositary for the offer, 173,614 shares of the Company's Common Stock were properly tendered and not withdrawn. Atrion will purchase all shares of its Common Stock properly tendered, subject to final confirmation.

The determination of the actual number of shares to be purchased is subject to final confirmation and the proper delivery of all shares tendered and not withdrawn. Atrion will make prompt payment for all shares accepted for purchase.

Atrion Corporation designs, develops, manufactures, sells and distributes products and components primarily to medical markets worldwide.



Contact: Jeffery Strickland
         Vice President and Chief Financial Officer
         (972) 390-9800

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